Exhibit 99.1

News Release

Contact: Kimberly Perez

SVP & Chief Accounting Officer

813.421.7694

investorrelations@walterinvestment.com

FOR IMMEDIATE RELEASE

WALTER INVESTMENT MANAGEMENT CORP. ANNOUNCES FIRST QUARTER 2017 HIGHLIGHTS AND FINANCIAL RESULTS

- Reported first quarter 2017 GAAP net income of $1.9 million, or $0.05 per share

- Leadership team additions bolster servicing, consumer operations and procurement

Fort Washington, PA, May 10, 2017 – Walter Investment Management Corp. (NYSE: WAC) today announced GAAP net income for the quarter ended March 31, 2017 of $1.9 million, or $0.05 per share, as compared to a GAAP net loss of $172.7 million, or $4.85 per share for the quarter ended March 31, 2016. The 2017 first quarter net income included a $42.0 million after tax, or $1.14 per share, gain on the sale of the principal insurance agency and substantially all of the insurance agency business, which was completed on February 1, 2017, and a non-cash fair value charge of $6.7 million after tax, or $0.18 per share, due to changes in valuation inputs and other assumptions. Adjusted Loss was $25.4 million after tax, or $0.70 per share, and Adjusted EBITDA (“AEBITDA”) was $43.3 million in the current quarter as compared to Adjusted Loss of $24.5 million after tax, or $0.69 per share and AEBITDA of $87.1 million in the prior year quarter.

“We are focused on building out our leadership and management team, our capital efficiency, including our debt restructuring and core and legacy initiatives, and improving our process efficiency and operational effectiveness,” said Anthony Renzi, Chief Executive Officer and President of Walter. “We continue to be confident that the changes underway will put Walter in the best position to succeed but it will take time to implement and realize the benefits of these changes.”

The Company recently changed its principal executive offices from Tampa, Florida to Fort Washington, Pennsylvania, which change was due to, among other things, the Chief Executive Officer and President and certain other senior executive officers of the Parent Company being based in Fort Washington.

First Quarter 2017 Financial and Operating Overview

Total revenue for the first quarter of 2017 was $245.3 million, an increase of $178.5 million as compared to the prior year quarter, primarily due to an increase of $218.9 million in net servicing revenue and fees partially offset by a $20.5 million decrease in fair value gains on reverse loans and related HMBS obligations. The increase in net servicing revenue and fees primarily resulted from a $273.1 million improvement in fair value losses on mortgage servicing rights driven by changes in valuation inputs or other assumptions. Offsetting this increase was a $44.4 million decline in servicing fees primarily due to the planned shift of the third-party servicing portfolio from servicing to subservicing combined with runoff of the portfolio.

Total expenses for the first quarter of 2017 were $313.7 million, a decrease of $29.7 million as compared to the prior year quarter, driven primarily by headcount related expenses, including $12.9 million decrease in compensation and benefits resulting primarily from a lower average headcount driven by site closures and various organizational changes, as well as the decision to exit the reverse mortgage originations business, $4.6 million decrease in bonus accruals, $3.5 million decrease related to a change in the commissions structure, and $3.4 million reduction in overtime driven by cost reduction measures.

In addition, pre-tax income for the quarter ended March 31, 2017, included a $67.7 million gain on the sale of the principal insurance agency and substantially all of the insurance agency business, which was completed on February 1, 2017.

Results for the Company’s segments are presented below.

Servicing

Ditech serviced 1.9 million accounts, with a UPB of $220.2 billion as of March 31, 2017. During the quarter ended March 31, 2017, the Company experienced a net disappearance rate of 13.56%, an increase of 0.58% as compared to the prior year quarter.

The Servicing segment reported $33.2 million of pre-tax income for the first quarter of 2017 as compared to a pre-tax loss of $256.3 million in the prior year quarter. During the first quarter of 2017, the segment generated revenue of $147.8 million, a $211.0 million increase as compared to the prior year quarter, primarily due to an increase of $218.1 million in net servicing revenue and fees. The increase in net servicing revenue and fees primarily resulted from a $273.1 million improvement in fair value losses on mortgage servicing rights driven by changes in valuation inputs or other assumptions. Partially offsetting this increase was a $44.5 million decline in servicing fees primarily due to the planned shift of the third-party servicing portfolio from servicing to subservicing combined with runoff of the portfolio.

Total expenses in the Servicing segment for the first quarter of 2017 were $180.9 million, a decrease of $12.2 million as compared to the prior year quarter. This decrease was driven by $11.4 million of lower compensation and benefits resulting primarily from a lower average headcount driven by site closures and organizational changes, $5.4 million in lower compensating interest due to a shift from servicing to subservicing, $3.5 million decrease related to a change in the commissions structure, $2.4 million in lower postage and printing costs driven by fewer mailings made during the first quarter of 2017, $1.7 million in lower contractor costs related to the servicing platform conversion that occurred in the second quarter of 2016 and $1.2 million reduction in overtime driven by cost reduction measures. These decreases were partially offset by $8.3 million in higher charges associated with foreclosure and bankruptcy practices, $4.3 million in additional costs associated with the use of MSP and outsourcing initiatives, $3.0 million in higher legal expenses, $2.1 million in professional fees related to the sale of substantially all of the insurance agency business in the first quarter of 2017, and $1.3 million in higher advance loss provision. Current quarter expenses included $13.5 million of interest expense and $8.9 million of depreciation and amortization.

The Servicing segment reported an Adjusted Loss of $19.6 million and AEBITDA of $30.7 million for the first quarter of 2017, a decline of $8.7 million and $43.9 million, respectively, as compared to the prior year quarter. The declines in these metrics were due to lower adjusted revenues, partially offset by decreased expenses, as described above.

Originations

Ditech generated total pull-through adjusted locked volume of $4.9 billion for the first quarter of 2017, an increase of $0.3 billion as compared to the prior year quarter, driven by increases in the correspondent and wholesale lending channels. Funded loans in the current quarter totaled $5.0 billion, which was consistent with the prior year quarter. The combined direct margin for the current quarter was 51 bps, consisting of a weighted average of 148 bps direct margin in the consumer lending channel and 32 bps direct margin in the correspondent channel. The decrease in combined direct margin of 29 bps from the prior year quarter was primarily due to lower gain on sale of loans and fee income margins, partially offset by lower direct expense margins. Gain on sale margins decreased due to the shift in mix to the lower margin correspondent and wholesale channels, combined with lower margins in the consumer channel due to a lower portion of HARP volume. Fee income margins declined during the three months ended March 31, 2017 primarily in the consumer channel as loans continued to fund during the quarter under a program in place through December 31, 2016 in which certain fees were waived. Direct expense margins declined primarily due to lower intersegment expense as a result of lower portion of retention volume subject to the lead fee and lower servicing rights values. The Originations business delivered a recapture rate of 26% for the current quarter.

The Originations segment reported $10.8 million of pre-tax income for the first quarter of 2017, a decrease of $5.6 million from the prior year quarter. During the first quarter of 2017, this segment generated revenue of $80.8 million, a decrease of $19.5 million from the prior year quarter. Net gains on sales of loans decreased $14.3 million as compared to the prior year quarter, primarily due to lower gain on sale margins in the consumer channel combined with a shift in mix from the higher margin consumer channel to the lower margin correspondent and wholesale channels, which was partially offset by an increase in total locked volume during the quarter.

Total expenses for the Originations segment for the first quarter of 2017 were $70.0 million, a decrease of $13.9 million compared to the prior year quarter, driven by a $7.1 million decrease in intersegment retention expense, a $4.1 million decrease in general and administrative expenses primarily due to lower advertising costs and a $2.4 million decrease in salaries and benefits expenses. Current quarter expenses included $9.4 million of interest expense and $1.0 million of depreciation and amortization.

The Originations segment reported Adjusted Earnings of $12.2 million and AEBITDA of $12.4 million for the first quarter of 2017, a decrease of $5.5 million and $11.4 million, respectively, as compared to the prior year quarter, due primarily to lower revenues offset by a decrease in expenses, as described above.

Reverse Mortgage

The Reverse Mortgage segment serviced 116,452 accounts, with a UPB of $20.5 billion at March 31, 2017. During the current quarter, the business securitized $140.8 million of HECM loans.

The Reverse Mortgage segment reported $5.3 million of pre-tax loss for the first quarter of 2017 as compared to pre-tax income of $5.0 million in the prior year quarter. During the first quarter of 2017, this segment generated revenue of $22.5 million, a decline of $21.6 million from the prior year quarter, primarily driven by a decrease of $21.0 million in net non-cash fair value adjustments due primarily to higher LIBOR rates in 2017 as compared to 2016. Cash generated by the origination, purchase and securitization of HECMs decreased $3.0 million during the three months ended March 31, 2017 as compared to the same period of 2016 primarily as a result of overall lower origination volumes due to the exit from the reverse mortgage originations business, partially offset by a shift in mix from lower margin new originations to higher margin tails. The decrease in cash generated was offset by a $3.5 million increase in net interest margin. Current quarter revenues also included $7.5 million in net servicing revenue and fees and $0.3 million of other revenues.

Total expenses for the Reverse Mortgage segment for the first quarter of 2017 were $27.8 million, a decrease of $10.3 million from the prior year quarter primarily due to $6.3 million decrease in general and administrative expenses driven by $1.9 million decrease in curtailment-related accruals, $1.6 million decrease in loss accruals, $1.1 million lower advertising costs, $0.5 million decrease in contractor fees and $4.9 million decrease in salaries and benefits and loan origination expenses due to the exit from the reverse mortgage originations business. Current quarter expenses included $2.4 million of interest expense and $1.1 million of depreciation and amortization.

The Reverse Mortgage segment reported an Adjusted Loss of $0.9 million and AEBITDA of $0.5 million for the first quarter of 2017, an improvement of $10.4 million and $10.1 million, respectively, as compared to the prior year quarter, primarily due to the decrease in general and administrative expenses and in salaries and benefits, as described above.

Other Non-Reportable Segment

The Other Non-Reportable segment reported $34.3 million of pre-tax loss for the first quarter of 2017, an improvement of $9.7 million as compared to the prior year quarter. Other net fair value gains were $6.5 million for the three months ended March 31, 2017 as compared to other net fair value losses of $2.2 million the same period of 2016 primarily related to increases in the forward LIBOR rate impacting the value of the assets and liabilities of the Non-Residual Trusts.

The Other non-reportable segment had an Adjusted Loss of $32.6 million and AEBITDA of ($0.3) million for the first quarter of 2017 as compared to an Adjusted Loss of $34.9 million and AEBITDA of ($1.7) million in the first quarter of 2016.

Debt Restructuring Initiative

In the fourth quarter of 2016, the Company announced it had engaged Weil, Gotshal & Manges LLP and Houlihan Lokey to assist in reviewing a number of potential actions that may be taken to reduce the Company’s leverage. These efforts have continued in 2017.

About Walter Investment Management Corp.

Walter Investment Management Corp. is an independent servicer and originator of mortgage loans and servicer of reverse mortgage loans. Based in Fort Washington, Pennsylvania, the Company has approximately 4,500 employees and services a diverse loan portfolio. For more information about Walter Investment Management Corp., please visit the Company’s website at www.walterinvestment.com. The information on the Company’s website is not a part of this release.

This press release and the accompanying reconciliations include non-GAAP financial measures. For a description of these non-GAAP financial measures, including the reasons management uses each measure, and reconciliations of these non-GAAP financial measures to the most directly comparable financial measures prepared in accordance with GAAP, please see the reconciliations as well as “Non-GAAP Financial Measures” at the end of this press release.

The terms “Walter Investment”, “Walter”, the “Company”, “we”, “us”, and “our” as used throughout this release refer to Walter Investment Management Corp. and its consolidated subsidiaries. We use certain acronyms and terms throughout this release that are defined in the Glossary of Terms in Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Annual Report on Form 10-K for the year ended December 31, 2016, and in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, and in our other filings with the SEC.

Disclaimer and Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Statements that are not historical fact are forward-looking statements. Certain of these forward-looking statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “assumes,” “may,” “should,” “will,” “seeks,” “targets,” or other similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors, and our actual results, performance or achievements could differ materially from future results, performance or achievements expressed in these forward-looking statements. These forward-looking statements are based on our current beliefs, intentions and expectations. These statements are not guarantees or indicative of future performance, nor should any conclusions be drawn or assumptions be made as to any potential outcome of any strategic review we conduct. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements include, but are not limited to, those factors, risks and uncertainties described below and in more detail under the caption “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, and in our other filings with the SEC.

In particular (but not by way of limitation), the following important factors, risks and uncertainties could affect our future results, performance and achievements and could cause actual results, performance and achievements to differ materially from those expressed in the forward-looking statements:

•	our ability to operate our business in compliance with existing and future laws, rules, regulations and contractual commitments affecting our business, including those relating to the origination and servicing of residential loans, default servicing and foreclosure practices, the management of third-party assets and the insurance industry, and changes to, and/or more stringent enforcement of, such laws, rules, regulations and contracts;

•	scrutiny of our industry by, and potential enforcement actions by, federal and state authorities;

•	the substantial resources (including senior management time and attention) we devote to, and the significant compliance costs we incur in connection with, regulatory compliance and regulatory examinations and inquiries, and any consumer redress, fines, penalties or similar payments we make in connection with resolving such matters;

•	uncertainties relating to interest curtailment obligations and any related financial and litigation exposure (including exposure relating to false claims);

•	potential costs and uncertainties, including the effect on future revenues, associated with and arising from litigation, regulatory investigations and other legal proceedings, and uncertainties relating to the reaction of our key counterparties to the announcement of any such matters;

•	our dependence on U.S. GSEs and agencies (especially Fannie Mae, Freddie Mac and Ginnie Mae) and their residential loan programs and our ability to maintain relationships with, and remain qualified to participate in programs sponsored by, such entities, our ability to satisfy various existing or future GSE, agency and other capital, net worth, liquidity and other financial requirements applicable to our business, and our ability to remain qualified as a GSE and agency approved seller, servicer or component servicer, including the ability to continue to comply with the GSEs’ and agencies’ respective residential loan selling and servicing guides;

•	uncertainties relating to the status and future role of GSEs and agencies, and the effects of any changes to the origination and/or servicing requirements of the GSEs, agencies or various regulatory authorities or the servicing compensation structure for mortgage servicers pursuant to programs of GSEs, agencies or various regulatory authorities;

•	our ability to maintain our loan servicing, loan origination or collection agency licenses, or any other licenses necessary to operate our businesses, or changes to, or our ability to comply with, our licensing requirements;

•	our ability to comply with the terms of the stipulated order resolving allegations arising from an FTC and CFPB investigation of Ditech Financial and a CFPB investigation of RMS;

•	operational risks inherent in the mortgage servicing and mortgage originations businesses, including our ability to comply with the various contracts to which we are a party, and reputational risks;

•	risks related to the significant amount of senior management turnover and employee reductions recently experienced by the Company;

•	risks related to our substantial levels of indebtedness, including our ability to comply with covenants contained in our debt agreements or obtain any necessary waivers or amendments, generate sufficient cash to service such indebtedness and refinance such indebtedness on favorable terms, or at all, as well as our ability to incur substantially more debt;

•	our ability to renew advance financing facilities or warehouse facilities on favorable terms, or at all, and maintain adequate borrowing capacity under such facilities;

•	our ability to maintain or grow our residential loan servicing or subservicing business and our mortgage loan originations business;

•	our ability to achieve our strategic initiatives, particularly our ability to: increase the mix of our fee-for-service business, including by entering into new subservicing arrangements; improve servicing performance; successfully develop our originations capabilities in the consumer and wholesale lending channels; reduce our debt; and execute and realize planned operational improvements and efficiencies, including those relating to our non-core assets;

•	the success of our business strategy in returning us to sustained profitability;

•	changes in prepayment rates and delinquency rates on the loans we service or subservice;

•	the ability of Fannie Mae, Freddie Mac and Ginnie Mae, as well as our other clients and credit owners, to transfer or otherwise terminate our servicing or subservicing rights, with or without cause;

•	a downgrade of, or other adverse change relating to, our servicer ratings or credit ratings;

•	our ability to collect reimbursements for servicing advances and earn and timely receive incentive payments and ancillary fees on our servicing portfolio;

•	our ability to collect indemnification payments and enforce repurchase obligations relating to mortgage loans we purchase from our correspondent clients and our ability to collect in a timely manner indemnification payments relating to servicing rights we purchase from prior servicers;

•	local, regional, national and global economic trends and developments in general, and local, regional and national real estate and residential mortgage market trends in particular, including the volume and pricing of home sales and uncertainty regarding the levels of mortgage originations and prepayments;

•	uncertainty as to the volume of originations activity we will benefit from prior to, and following, the expiration of HARP, which is scheduled to occur on September 30, 2017, including uncertainty as to the number of “in-the-money” accounts we may be able to refinance and uncertainty as to what type of product or government program will be introduced, if any, to replace HARP;

•	risks associated with the reverse mortgage business, including changes to reverse mortgage programs operated by FHA, HUD or Ginnie Mae, our ability to accurately estimate interest curtailment liabilities, our ability to fund HECM repurchase obligations, our ability to fund principal additions on our HECM loans, and our ability to securitize our HECM loans and tails;

•	our ability to realize all anticipated benefits of past, pending or potential future acquisitions or joint venture investments;

•	the effects of competition on our existing and potential future business, including the impact of competitors with greater financial resources and broader scopes of operation;

•	changes in interest rates and the effectiveness of any hedge we may employ against such changes;

•	risks and potential costs associated with technology and cybersecurity, including: the risks of technology failures and of cyber-attacks against us or our vendors; our ability to adequately respond to actual or alleged cyber-attacks; and our ability to implement adequate internal security measures and protect confidential borrower information;

•	risks and potential costs associated with the implementation of new or more current technology, such as MSP, the use of vendors (including offshore vendors) or the transfer of our servers or other infrastructure to new data center facilities;

•	our ability to comply with evolving and complex accounting rules, many of which involve significant judgment and assumptions;

•	risks related to our deferred tax asset, including the risk of an “ownership change” under Section 382 of the Code, changes to existing tax rates or any additional valuation allowance;

•	uncertainties regarding impairment charges relating to our goodwill or other intangible assets;

•	risks associated with a material weakness in our internal controls over financial reporting, including the timing and effectiveness of our remediation plan;

•	our ability to maintain effective internal controls over financial reporting and disclosure controls and procedures;

•	our ability to manage potential conflicts of interest relating to our relationship with WCO; and

•	risks related to our relationship with Walter Energy and uncertainties arising from or relating to its bankruptcy filings and liquidation proceedings, including potential liability for any taxes, interest and/or penalties owed by the Walter Energy consolidated group for the full or partial tax years during which certain of the Company’s former subsidiaries were a part of such consolidated group and certain other tax risks allocated to us in connection with our spin-off from Walter Energy.

All of the above factors, risks and uncertainties are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors, risks and uncertainties emerge from time to time, and it is not possible for our management to predict all such factors, risks and uncertainties.

Although we believe that the assumptions underlying the forward-looking statements (including those relating to our outlook) contained herein are reasonable, any of the assumptions could be inaccurate, and therefore any of these statements included herein may prove to be inaccurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved. We make no commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made, except as otherwise required under the federal securities laws. If we were in any particular instance to update or correct a forward-looking statement, investors and others should not conclude that we would make additional updates or corrections thereafter except as otherwise required under the federal securities laws.

In addition, this release may contain statements of opinion or belief concerning market conditions and similar matters. In certain instances, those opinions and beliefs could be based upon general observations by members of our management, anecdotal evidence and/or our experience in the conduct of our business, without specific investigation or statistical analyses. Therefore, while such statements reflect our view of the industries and markets in which we are involved, they should not be viewed as reflecting verifiable views and such views may not be shared by all who are involved in those industries or markets.

Walter Investment Management Corp. and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

(in thousands, except per share data)

	For the Three Months Ended March 31,
	2017	2016
REVENUES
Net servicing revenue and fees	$113,187	$(105,762)
Net gains on sales of loans	74,356	84,477
Net fair value gains on reverse loans and related HMBS obligations	14,702	35,208
Interest income on loans	10,980	12,171
Insurance revenue	4,940	10,367
Other revenues	27,120	30,310

Total revenues	245,285	66,771

EXPENSES
General and administrative	131,627	129,606
Salaries and benefits	107,957	132,639
Interest expense	60,410	64,248
Depreciation and amortization	10,932	14,423
Other expenses, net	2,783	2,506

Total expenses	313,709	343,422

OTHER GAINS (LOSSES)
Gain on sale of business	67,727	—
Other net fair value gains (losses)	5,083	(2,144)
Gain on extinguishment	—	928
Other	—	(1,024)

Total other gains (losses)	72,810	(2,240)
Income (loss) before income taxes	4,386	(278,891)
Income tax expense (benefit)	2,498	(106,189)

Net income (loss)	$1,888	$(172,702)

Comprehensive income (loss)	$1,871	$(172,677)

Net income (loss)	$1,888	$(172,702)
Basic earnings (loss) per common and common equivalent share	$0.05	$(4.85)
Diluted earnings (loss) per common and common equivalent share	$0.05	$(4.85)
Weighted-average common and common equivalent shares outstanding — basic	36,412	35,579
Weighted-average common and common equivalent shares outstanding — diluted	36,812	35,579

Walter Investment Management Corp. and Subsidiaries

Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Cash and cash equivalents	$237,174	$224,598
Restricted cash and cash equivalents	174,324	204,463
Residential loans at amortized cost, net (includes $5,633 and $5,167 in allowance for loan losses at March 31, 2017 and December 31, 2016, respectively)	678,482	665,209
Residential loans at fair value	12,240,962	12,416,542
Receivables, net (includes $13,848 and $15,033 at fair value at March 31, 2017 and December 31, 2016, respectively)	224,282	267,962
Servicer and protective advances, net (includes $150,305 and $146,781 in allowance for uncollectible advances at March 31, 2017 and December 31, 2016, respectively)	1,005,157	1,195,380
Servicing rights, net (includes $930,333 and $949,593 at fair value at March 31, 2017 and December 31, 2016, respectively)	1,006,428	1,029,719
Goodwill	47,747	47,747
Intangible assets, net	10,445	11,347
Premises and equipment, net	73,999	82,628
Deferred tax assets, net	299,629	299,926
Assets held for sale	—	71,085
Other assets (includes $47,173 and $87,937 at fair value at March 31, 2017 and December 31, 2016, respectively)	201,346	242,290

Total assets	$16,199,975	$16,758,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables and accrued liabilities (includes $14,271 and $11,804 at fair value at March 31, 2017 and December 31, 2016, respectively)	$699,741	$759,011
Servicer payables	138,059	146,332
Servicing advance liabilities	662,206	783,229
Warehouse borrowings	1,094,677	1,203,355
Servicing rights related liabilities at fair value	3,537	1,902
Corporate debt	2,112,328	2,129,000
Mortgage-backed debt (includes $498,768 and $514,025 at fair value at March 31, 2017 and December 31, 2016, respectively)	916,952	943,956
HMBS related obligations at fair value	10,289,505	10,509,449
Liabilities held for sale	—	2,402

Total liabilities	15,917,005	16,478,636

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value per share:
Authorized—10,000,000 shares
Issued and outstanding—0 shares at March 31, 2017 and December 31, 2016	—	—
Common stock, $0.01 par value per share:
Authorized—90,000,000 shares
Issued and outstanding—36,464,218 and 36,391,129 shares at March 31, 2017 and December 31, 2016, respectively	365	364
Additional paid-in capital	596,905	596,067
Accumulated deficit	(315,216)	(317,104)
Accumulated other comprehensive income	916	933

Total stockholders’ equity	282,970	280,260

Total liabilities and stockholders’ equity	$16,199,975	$16,758,896

Non-GAAP Financial Measures

The Company is managed through three reportable segments: Servicing, Originations and Reverse Mortgage. We evaluate the performance of our business segments through the following measures: income (loss) before income taxes, Adjusted Earnings (Loss), and Adjusted EBITDA. Management considers Adjusted Earnings (Loss) and Adjusted EBITDA, both non-GAAP financial measures, to be important in the evaluation of our business segments and of the Company as a whole, as well as for allocating capital resources to our segments. Adjusted Earnings (Loss) and Adjusted EBITDA are supplemental metrics utilized by management to assess the underlying key drivers and operational performance of the continuing operations of the business. In addition, analysts, investors, and creditors may use these measures when analyzing our operating performance. Adjusted Earnings (Loss) and Adjusted EBITDA are not presentations made in accordance with GAAP and our use of these measures and terms may vary from other companies in our industry.

Adjusted Earnings (Loss) is defined as income (loss) before income taxes, plus changes in fair value due to changes in valuation inputs and other assumptions; goodwill and intangible assets impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries, if applicable; share-based compensation expense or benefit; non-cash interest expense; exit costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; and select other cash and non-cash adjustments, primarily including severance; gain or loss on extinguishment of debt; the net impact of the Non-Residual Trusts; transaction and integration costs; and certain non-recurring costs, as applicable. Adjusted Earnings (Loss) excludes unrealized changes in fair value of MSR that are based on projections of expected future cash flows and prepayments. Adjusted Earnings (Loss) includes both cash and non-cash gains from mortgage loan origination activities. Non-cash gains are net of non-cash charges or reserves provided. Adjusted Earnings (Loss) includes cash generated from reverse mortgage origination activities for the period in which we were originating reverse mortgages. Adjusted Earnings (Loss) may from time to time also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors with a supplemental means of evaluating our operating performance.

We revised our method of calculating Adjusted Earnings (Loss) beginning with the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 to eliminate adjustments for the step-up depreciation and amortization, which represents depreciation and amortization costs related to the increased basis in assets (including servicing rights and subservicing contracts) acquired within business combination transactions. Prior period amounts have been adjusted to reflect this revision.

Adjusted EBITDA eliminates the effects of financing, income taxes and depreciation and amortization. Adjusted EBITDA is defined as income (loss) before income taxes, plus amortization of servicing rights and other fair value adjustments; interest expense on corporate debt; depreciation and amortization; goodwill and intangible assets impairment, if any; a portion of the provision for curtailment expense, net of expected third-party recoveries, if applicable; share-based compensation expense or benefit; exit costs; estimated settlements and costs for certain legal and regulatory matters; fair value to cash adjustments for reverse loans; select other cash and non-cash adjustments, primarily the net provision for the repurchase of loans sold; non-cash interest income; severance; gain or loss on extinguishment of debt; interest income on unrestricted cash and cash equivalents; the net impact of the Non-Residual Trusts; the provision for loan losses; Residual Trust cash flows; transaction and integration costs; servicing fee economics; and certain non-recurring costs, as applicable. Adjusted EBITDA includes both cash and non-cash gains from mortgage loan origination activities. Adjusted EBITDA excludes the impact of fair value option accounting on certain assets and liabilities and includes cash generated from reverse mortgage origination activities for the period in which the Company was originating reverse mortgages. Adjusted EBITDA may also include other adjustments, as applicable based upon facts and circumstances, consistent with the intent of providing investors a supplemental means of evaluating our operating performance.

Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as alternatives to (i) net income (loss) or any other performance measures determined in accordance with GAAP or (ii) operating cash flows determined in accordance with GAAP. Adjusted Earnings (Loss) and Adjusted EBITDA have important limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of the limitations of these metrics are:

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect cash expenditures for long-term assets and other items that have been and will be incurred, future requirements for capital expenditures or contractual commitments;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect certain tax payments that represent reductions in cash available to us;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect non-cash compensation that is and will remain a key element of our overall long-term incentive compensation package;

•	Adjusted Earnings (Loss) and Adjusted EBITDA do not reflect the change in fair value due to changes in valuation inputs and other assumptions;

•	Adjusted EBITDA does not reflect the change in fair value resulting from the realization of expected cash flows; and

•	Adjusted EBITDA does not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our servicing rights related liabilities and corporate debt, although it does reflect interest expense associated with our servicing advance liabilities, master repurchase agreements, mortgage-backed debt, and HMBS related obligations.

Because of these limitations, Adjusted Earnings (Loss) and Adjusted EBITDA should not be considered as measures of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted Earnings (Loss) and Adjusted EBITDA only as supplements. Users of our financial statements are cautioned not to place undue reliance on Adjusted Earnings (Loss) and Adjusted EBITDA.

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended March 31, 2017

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$108,541	$—	$7,508	$—	$(2,862)	$113,187
Net gains (losses) on sales of loans	(320)	73,704	—	—	972	74,356
Net fair value gains on reverse loans and related HMBS obligations	—	—	14,702	—	—	14,702
Interest income on loans	10,968	12	—	—	—	10,980
Insurance revenue	4,940	—	—	—	—	4,940
Other revenues	23,651	7,092	283	510	(4,416)	27,120

Total revenues	147,780	80,808	22,493	510	(6,306)	245,285

EXPENSES
Interest expense	13,533	9,400	2,391	35,086	—	60,410
Depreciation and amortization	8,911	967	1,054	—	—	10,932
Other expenses, net	158,467	59,606	24,347	6,253	(6,306)	242,367

Total expenses	180,911	69,973	27,792	41,339	(6,306)	313,709

OTHER GAINS (LOSSES)
Gain on sale of business	67,727	—	—	—	—	67,727
Other net fair value gains (losses)	(1,429)	—	—	6,512	—	5,083

Total other gains	66,298	—	—	6,512	—	72,810

Income (loss) before income taxes	33,167	10,835	(5,299)	(34,317)	—	4,386
Adjustments to income (loss) before income taxes
Gain on sale of business	(67,727)	—	—	—	—	(67,727)
Changes in fair value due to changes in valuation inputs and other assumptions	7,397	—	—	—	—	7,397
Non-cash interest expense	1,513	—	—	2,671	—	4,184
Fair value to cash adjustment for reverse loans	—	—	3,339	—	—	3,339
Exit costs	823	433	678	(63)	—	1,871
Share-based compensation expense (benefit)	142	(182)	134	771	—	865
Other	5,107	1,071	205	(1,694)	—	4,689

Total adjustments	(52,745)	1,322	4,356	1,685	—	(45,382)

Adjusted Earnings (Loss)	(19,578)	12,157	(943)	(32,632)	—	(40,996)
EBITDA Adjustments
Amortization of servicing rights and other fair value adjustments	40,612	—	399	—	—	41,011
Interest expense on debt	—	—	—	32,414	—	32,414
Depreciation and amortization	8,911	967	1,054	—	—	10,932
Other	757	(733)	28	(110)	—	(58)

Total adjustments	50,280	234	1,481	32,304	—	84,299

Adjusted EBITDA	$30,702	$12,391	$538	$(328)	$—	$43,303

Walter Investment Management Corp.

Segment Results of Operations and Non-GAAP Financial Measures

For the Three Months Ended March 31, 2016

(in thousands)

	Servicing	Originations	Reverse Mortgage	Other	Eliminations	Total Consolidated
REVENUES
Net servicing revenue and fees	$(109,520)	$—	$6,909	$—	$(3,151)	$(105,762)
Net gains (losses) on sales of loans	(4,536)	87,982	—	—	1,031	84,477
Net fair value gains on reverse loans and related HMBS obligations	—	—	35,208	—	—	35,208
Interest income on loans	12,158	13	—	—	—	12,171
Insurance revenue	10,367	—	—	—	—	10,367
Other revenues	28,276	12,282	1,978	30	(12,256)	30,310

Total revenues	(63,255)	100,277	44,095	30	(14,376)	66,771

EXPENSES
Interest expense	18,562	8,275	1,515	35,896	—	64,248
Depreciation and amortization	10,781	2,345	1,288	9	—	14,423
Other expenses, net	163,814	73,256	35,241	6,816	(14,376)	264,751

Total expenses	193,157	83,876	38,044	42,721	(14,376)	343,422

OTHER GAINS (LOSSES)
Other net fair value gains (losses)	91	—	—	(2,235)	—	(2,144)
Gain on extinguishment	—	—	—	928	—	928
Other	—	—	(1,024)	—	—	(1,024)

Total other gains (losses)	91	—	(1,024)	(1,307)	—	(2,240)

Income (loss) before income taxes	(256,321)	16,401	5,027	(43,998)	—	(278,891)
Adjustments to income (loss) before income taxes
Changes in fair value due to changes in valuation inputs and other assumptions	240,329	—	—	—	—	240,329
Non-cash interest expense	(29)	—	—	2,867	—	2,838
Fair value to cash adjustment for reverse loans	—	—	(17,709)	—	—	(17,709)
Exit costs	1,881	1,796	—	227	—	3,904
Share-based compensation expense (benefit)	781	(587)	313	352	—	859
Other	2,504	—	1,048	5,603	—	9,155

Total adjustments	245,466	1,209	(16,348)	9,049	—	239,376

Adjusted Earnings (Loss) (1)	(10,855)	17,610	(11,321)	(34,949)	—	(39,515)
EBITDA Adjustments
Amortization of servicing rights and other fair value adjustments	72,270	—	460	—	—	72,730
Interest expense on debt	2,735	—	—	33,030	—	35,765
Depreciation and amortization	10,781	2,345	1,288	9	—	14,423
Other	(335)	3,801	33	178	—	3,677

Total adjustments	85,451	6,146	1,781	33,217	—	126,595

Adjusted EBITDA	$74,596	$23,756	$(9,540)	$(1,732)	$—	$87,080

(1)	We revised our method of calculating Adjusted Earnings (Loss) beginning with the Annual Report on Form 10-K for the fiscal year ended December 31, 2016 to eliminate adjustments for step-up depreciation and amortization, which represents depreciation and amortization costs related to the increased basis in assets (including servicing rights and subservicing contracts) acquired within business combination transactions. Prior period amounts have been adjusted to reflect this revision.

Reconciliation of GAAP Net Income (Loss) to

Non-GAAP Adjusted Loss

(in millions, except per share amounts)

	For the Three Months Ended March 31,
	2017	2016
Net income (loss)	$1.9	$(172.7)
Adjustment for income tax expense (benefit)	2.5	(106.2)

Income (loss) before income taxes	4.4	(278.9)
Adjustments to income (loss) before income taxes
Gain on sale of business	(67.7)	—
Changes in fair value due to changes in valuation inputs and other assumptions (1)	7.4	240.3
Non-cash interest expense	4.2	2.8
Fair value to cash adjustment for reverse loans (2)	3.3	(17.7)
Exit costs (3)	1.9	3.9
Share-based compensation expense	0.9	0.9
Other (4)	4.6	9.2
Sub-total	(45.4)	239.4
Adjusted Loss	(41.0)	(39.5)
Tax benefit at estimated effective tax rate of 38%	(15.6)	(15.0)

Adjusted Loss after tax	$(25.4)	$(24.5)

Adjusted Loss after tax per common and common equivalent share	$(0.70)	$(0.69)
Weighted-average common and common equivalent shares outstanding	36.4	35.6

(1)	Consists of the change in fair value due to changes in valuation inputs and other assumptions relating to servicing rights and charged-off loans.
(2)	Represents the non-cash fair value adjustment to arrive at cash generated from reverse mortgage origination activities.
(3)	Exit costs include expenses related to the closing of offices and the termination and replacement of certain employees as well as other expenses to institute efficiencies. Exit costs incurred in the three months ended March 31, 2017 include those relating to our exit from the consumer retail channel of the Originations segment, our exit from the reverse mortgage originations business, and actions initiated in 2015, 2016, and 2017 in connection with our continued efforts to enhance efficiencies and streamline processes in the organization.
(4)	Includes severance, costs associated with transforming the business, gain on extinguishment of debt, the net impact of the Non-Residual Trusts, transaction and integration costs, and certain non-recurring costs.

Reconciliation of GAAP Net Income (Loss) to

Non-GAAP AEBITDA

(in millions)

	For the Three Months Ended March 31,
	2017	2016
Net income (loss)	$1.9	$(172.7)
Adjustment for income tax expense (benefit)	2.5	(106.2)

Income (loss) before income taxes	4.4	(278.9)
EBITDA Adjustments
Gain on sale of business	(67.7)	—
Amortization of servicing rights and other fair value adjustments (1)	48.4	313.1
Interest expense	36.6	38.6
Depreciation and amortization	10.9	14.4
Fair value to cash adjustment for reverse loans (2)	3.3	(17.7)
Exit costs (3)	1.9	3.9
Share-based compensation expense	0.9	0.9
Other (4)	4.6	12.8

Sub-total	38.9	366.0

Adjusted EBITDA	$43.3	$87.1

(1)	Consists of the change in fair value due to changes in valuation inputs and other assumptions relating to servicing rights and charged-off loans as well as the amortization of servicing rights and the realization of expected cash flows relating to servicing rights carried at fair value.
(2)	Represents the non-cash fair value adjustment to arrive at cash generated from reverse mortgage origination activities.
(3)	Exit costs include expenses related to the closing of offices and the termination and replacement of certain employees as well as other expenses to institute efficiencies. Exit costs incurred in the three months ended March 31, 2017 include those relating to our exit from the consumer retail channel of the Originations segment, our exit from the reverse mortgage originations business, and actions initiated in 2015, 2016, and 2017 in connection with our continued efforts to enhance efficiencies and streamline processes in the organization.
(4)	Includes the net provision for the repurchase of loans sold, non-cash interest income, severance, interest income on unrestricted cash and cash equivalents, costs associated with transforming the business, gain on extinguishment of debt, the net impact of the Non-Residual Trusts, the provision for loan losses, Residual Trust cash flows, transaction and integration costs, servicing fee economics, and certain non-recurring costs.